June 16, 2021

Contact Gold Corp.
Suite 1050 - 400 Burrard Street

Vancouver, BC V6C 3A6

Dear Sirs/Mesdames:

Re: Contact Gold Corp.

We acted as Canadian counsel to Contact Gold Corp. (the "Corporation") in connection with the offering, issue and sale by the Corporation of 73,870,000 units of the Corporation (the "Units") on an underwritten basis at a purchase price of $0.20 per Unit (the "Offering Price") for aggregate gross proceeds of $14,774,000, which closed on September 29, 2020 (the "Offering").  The Offering was completed pursuant to an underwriting agreement (the "Underwriting Agreement") dated September 23, 2020 between the Corporation and Cormark Securities Inc. and its U.S. affiliate, Cormark Securities (USA) Limited (together, the "Underwriter"). Each Unit consisted of one share of common stock, par value US$0.001 per share of the Corporation (a "Common Share", and as a constituent of the Unit, a "Unit Share") and one-half of one Common Share purchase warrant (each whole Common Share purchase warrant, a "Warrant"). Each Warrant entitles the holder thereof to purchase, subject to adjustment in certain circumstances, one Common Share (a "Warrant Share") at an exercise price of $0.27 on or before 4:30 p.m. (Vancouver time) on September 29, 2022.

As partial consideration for the services provided by the Underwriter in connection with the Offering and pursuant to the terms of the Underwriting Agreement, the Corporation also issued a total of 4,255,125 broker warrants (the "Broker Warrants").  Each Broker Warrant entitles the holder thereof to purchase one Common Share (a "Broker Share") at an exercise price of $0.27 on or before 4:30 p.m. (Vancouver time) on September 29, 2022.

The Offering was conducted in Canada pursuant to a final base shelf prospectus dated October 24, 2018 (the "Canadian Final Base Shelf Prospectus") and a final prospectus supplement dated September 23, 2020 (the "Canadian Prospectus Supplement" and together with the Canadian Final Base Shelf Prospectus, the "Canadian Prospectus").  We also note that the Corporation at the time of the Offering was incorporated under the laws of Nevada, and as such, was deemed to be a U.S. "domestic issuer" (as defined in Rule 902(e) of Regulation S under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") and as such had concurrently, with the filing of the Canadian Prospectus Supplement, also filed a Form 1-A, as amended (SEC No. 024-11290) (the "Form 1-A") pursuant to Regulation A under the U.S. Securities Act with the United States Securities and Exchange Commission (the "SEC") for purposes of qualifying the Units, the Unit Shares, the Warrants, the Warrant Shares, the Broker Warrants and the Broker Shares, which Form 1-A was qualified by the SEC on September 24, 2020 and includes the offering circular (the "Offering Circular").

On June 4, 2021, the Corporation completed a redomicile back to Canada by way of (i) a plan of conversion under Section 92A.105 of the Nevada Revised Statutes applicable to Nevada corporations, Title 7, Chapter 78 and continuance into the Province of British Columbia pursuant to Section 302 of the Business Corporations Act (British Columbia) (the "BCBCA") (the "Continuation"), and (ii) a plan of arrangement with its securityholders under Section 288 of the BCBCA, which included a vertical amalgamation between the Corporation and a wholly-owned subsidiary (the "Arrangement", and together with the Continuation, the "Transaction").

Pursuant to the terms of the Arrangement, among other things, all outstanding securities of the Corporation, as a Nevada corporation, were deemed to be converted into securities of the Corporation, as a British Columbia corporation.  Each post-Arrangement Warrant and each post-Arrangement Broker Warrant entitle the holder thereof to purchase one common share of the Corporation (now a British Columbia corporation) on the same terms as existed prior to the Transaction, being at an exercise price of $0.27 on or before 4:30 p.m. (Vancouver time) on September 29, 2022.

As a result of the Transaction, Contact BC has filed a Form 1-A/A (Post Effective Amendment No. 1) dated June 16, 2021 to the Offering Circular (the "Form 1-A Amendment") which amends and supplements the information contained in the Offering Circular, for the continued qualification of the Warrant Shares issuable upon exercise of the Warrants and the Broker Shares issuable upon exercise of the Broker Warrants.

1. TRANSACTION DOCUMENTS

As Canadian counsel to the Corporation, we participated, in:

(a) the preparation of the warrant indenture dated September 23, 2020, as amended by the supplemental warrant indenture dated June 4, 2021 (the "Warrant Indenture") between the Corporation and Computershare Trust Company of Canada, as warrant agent thereunder, governing the terms and conditions of the Warrants; and

(b) the preparation of the form of certificates representing the Broker Warrants (the "Broker Warrant Certificates").

(the Warrant Indenture and the Broker Warrant Certificates being collectively referred to herein as the "Transaction Documents").

2. LAWS

We are solicitors qualified to carry on the practice of law in the Province of British Columbia (the "Province"). The opinions expressed herein are limited to the laws of the Province and the federal laws of Canada applicable therein in effect as of the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.

3. EXAMINATIONS AND INVESTIGATIONS

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction of such corporate records of the Corporation, certificates of public officials and officers of the Corporation and such other certificates and documents and have considered such questions of law and made such other investigations as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed. In rendering the opinions herein, we have also assumed the legal capacity of the parties to each Transaction Document and the authenticity and completeness of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic or original documents of all documents submitted to us as copies.

4. OPINIONS

Based and relying upon and subject to the foregoing and to the qualifications expressed below, we are of the opinion that:

(a) The Warrant Shares have been validly authorized and allotted for issuance and upon the due exercise of the Warrants in accordance with the terms of the Warrant Indenture, including payment of the exercise price therefor, will be validly issued as fully paid and non-assessable common shares of the Corporation.

(b) The Broker Shares have been validly authorized and allotted for issuance and upon the due exercise of the Broker Warrants in accordance with the terms of the Broker Warrant Certificates, including payment of the exercise price therefor, will be validly issued as fully paid and non-assessable common shares of the Corporation.

6. USE OF OPINION

This opinion is rendered solely in connection with the Form 1-A Amendment and should not be relied upon by any other person or for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement, and to the reference to our firm under the heading "Legal Matters" in the Offering Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ Cassels Brock & Blackwell LLP